Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

Scotts Miracle-Gro Reports First Quarter Results in Line with Internal Expectations; Company Well-Positioned for 2013 Lawn & Garden Season

▪	Net sales increased 3 percent for the first quarter to $205.8 million

▪	Consumer purchases at largest U.S. retailers increased 1 percent

▪	Company reaffirms full-year guidance for sales and adjusted EPS

MARYSVILLE, Ohio (Feb. 6, 2013) - The Scotts Miracle-Gro Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, today announced results for its fiscal first quarter ended December 29, 2012.

Net sales were $205.8 million, an increase of 3 percent, compared to $199.6 million, during the same quarter a year ago. Sales in the Global Consumer segment were up 3 percent to $153.2 million, compared to $149.1 million a year ago, primarily attributable to increased volume during the quarter, as price increases for fiscal 2013 did not take effect until January. Consumer purchases at point-of-sale (POS) at the Company's largest U.S. retailers increased 1 percent during the quarter. POS was in line with expectations for the first quarter, though it represents a small portion of the full year.

Scotts LawnService sales were up 19 percent to $44.8 million in the first quarter, compared to $37.6 million during the same quarter a year ago, primarily due to a 6 percent increase in customer count and a weather-driven delay of sales from the fiscal fourth quarter of 2012 to the fiscal first quarter of 2013.

“Continued consumer engagement, coupled with solid execution, leaves us well-positioned for the 2013 lawn and garden season,” said Jim Hagedorn, chairman and chief executive officer. “We are on plan with our initiatives designed to drive meaningful and sustainable growth in earnings and cash flow, while continuing to maintain a strong consumer focus.”

The loss from continuing operations was $68.3 million, or $1.11 per share, compared with a loss of $73.1 million, or $1.20 per share, during the same quarter a year ago. The adjusted loss from continuing operations for the first quarter of 2013 was $68.5 million, or $1.12 per share, which excludes impairment, restructuring and other charges. Given the seasonal nature of the lawn and garden category, the Company historically reports a loss in its fiscal first quarter.

The adjusted company-wide gross margin rate was 15.1 percent, compared with 12.8 percent during the first quarter a year ago. The 230-basis-point improvement was primarily attributable to increased volume within the higher-margin Scotts LawnService segment and favorable product mix in the Global Consumer segment.

Selling, general and administrative expenses (SG&A) were $124.5 million, compared to $122.5 million a year ago, in line with Company expectations.

The operating loss for the Global Consumer segment was $68.7 million during the first quarter, compared with a loss of $69.5 million last year. Scotts LawnService reported operating loss of $0.9 million, compared with a loss of $4.6 million a year ago. The consolidated company-wide adjusted loss from continuing operations before income taxes was $105.1 million during the first quarter of 2013, compared to a loss of $114.3 million during the same quarter a year ago.

Management Reaffirms Full-Year Outlook
The Company continues to expect company-wide net sales to increase by approximately 1 to 3 percent in fiscal 2013 on flat unit volume, modest price increases in its core business and the continued strong performance of Scotts LawnService.

The Company reaffirmed its expectations for fiscal 2013 adjusted earnings per share from continuing operations in the range of $2.50 to $2.75. In addition, the Company continues to expect operating cash flow of at least $250 million for the year.

“Our immediate focus is to leverage our cost structure with an eye toward margin improvement, reduced SG&A and improved cash flow,” said Hagedorn. “And we are taking a balanced approach in how we invest for long-term growth. I am confident in the plan we have put in place and believe our shareholders will begin to see significant improvement starting in the second half of the year.”

Conference Call and Webcast Scheduled for 9 a.m. ET Today, Feb. 6
The Company will discuss its results during a webcast and conference call today at 9 a.m. Eastern Time. Conference call participants should call 1-866-682-3515 (Conference ID: 88031745). A webcast of the call will be available live at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended
	Footnotes	December 29, 2012	December 31, 2011	% Change
Net sales		$205.8	$199.6	3%
Cost of sales		174.7	174.0
Gross profit		31.1	25.6	21%
% of sales		15.1%	12.8%
Operating expenses:
Selling, general and administrative		124.5	122.5	2%
Impairment, restructuring and other		(0.4)	2.4
Product registration and recall matters		—	0.3
Other income, net		(1.1)	(0.6)
Loss from operations		(91.9)	(99.0)	7%
% of sales		(44.7)%	(49.6)%
Interest expense		13.2	15.3
Loss from continuing operations before income taxes		(105.1)	(114.3)	8%
Income tax benefit from continuing operations		(36.8)	(41.2)
Loss from continuing operations		(68.3)	(73.1)	7%
Income (loss) from discontinued operations, net of tax	(3)	0.6	(0.8)
Net loss		$(67.7)	$(73.9)
Basic income (loss) per common share:	(1)
Loss from continuing operations		$(1.11)	$(1.20)	8%
Income (loss) from discontinued operations		0.01	(0.01)
Net loss		$(1.10)	$(1.21)
Diluted income (loss) per common share:	(2)
Loss from continuing operations		$(1.11)	$(1.20)	8%
Income (loss) from discontinued operations		0.01	(0.01)
Net loss		$(1.10)	$(1.21)
Common shares used in basic loss per share calculation		61.4	60.9	1%
Common shares and potential common shares used in diluted loss per share calculation		61.4	60.9	1%

Non-GAAP results from continuing operations:
Adjusted loss from continuing operations	(4)	$(68.5)	$(71.4)	4%
Adjusted diluted loss per share from continuing operations	(2) (4)	$(1.12)	$(1.17)	4%
Adjusted EBITDA	(3) (4)	$(75.4)	$(84.4)	11%
Note: See accompanying footnotes on page 8.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Loss from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets.

	Three Months Ended
	December 29, 2012	December 31, 2011	% Change
Net Sales:
Global Consumer	$153.2	$149.1	3%
Scotts LawnService®	44.8	37.6	19%
Segment total	198.0	186.7	6%
Corporate & Other	7.8	12.9
Consolidated	$205.8	$199.6	3%

Loss from Continuing Operations before Income Taxes:
Global Consumer	$(68.7)	$(69.5)	1%
Scotts LawnService®	(0.9)	(4.6)	80%
Segment total	(69.6)	(74.1)
Corporate & Other	(20.2)	(19.7)
Intangible asset amortization	(2.5)	(2.5)
Product registration and recall matters	—	(0.3)
Impairment, restructuring and other	0.4	(2.4)
Interest expense	(13.2)	(15.3)
Consolidated	$(105.1)	$(114.3)	8%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	December 29, 2012	December 31, 2011	September 30, 2012

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$115.6	$127.8	$131.9
Accounts receivable, net	168.4	166.5	330.9
Inventories	646.7	654.8	414.9
Prepaids and other current assets	126.2	148.8	122.3
Total current assets	1,056.9	1,112.2	1,000.0
Property, plant and equipment, net	424.0	391.4	427.4
Goodwill	314.4	309.1	309.4
Intangible assets, net	303.3	316.2	307.1
Other assets	29.5	35.4	30.5
Total assets	$2,128.1	$2,164.3	$2,074.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$4.3	$8.1	$1.5
Accounts payable	185.5	220.4	152.3
Other current liabilities	186.6	220.6	279.8
Total current liabilities	376.4	449.1	433.6
Long-term debt	981.9	1,026.1	781.1
Other liabilities	256.0	224.9	257.8
Total liabilities	1,614.3	1,700.1	1,472.5
Shareholders' equity	513.8	464.2	601.9
Total liabilities and shareholders’ equity	$2,128.1	$2,164.3	$2,074.4

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended December 29, 2012			Three Months Ended December 31, 2011
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$205.8	$—	$205.8	$199.6	$—	$—	$199.6
Cost of sales	174.7	—	174.7	174.0	—	—	174.0
Gross profit	31.1	—	31.1	25.6	—	—	25.6
% of sales	15.1%		15.1%	12.8%			12.8%
Operating expenses:
Selling, general and administrative	124.5	—	124.5	122.5	—	—	122.5
Impairment, restructuring and other	(0.4)	(0.4)	—	2.4	—	2.4	—
Product registration and recall matters	—	—	—	0.3	0.3	—	—
Other income, net	(1.1)	—	(1.1)	(0.6)	—	—	(0.6)
Loss from operations	(91.9)	0.4	(92.3)	(99.0)	(0.3)	(2.4)	(96.3)
% of sales	(44.7)%		(44.8)%	(49.6)%			(48.2)%
Interest expense	13.2	—	13.2	15.3	—	—	15.3
Loss from continuing operations before income taxes	(105.1)	0.4	(105.5)	(114.3)	(0.3)	(2.4)	(111.6)
Income tax benefit from continuing operations	(36.8)	0.2	(37.0)	(41.2)	(0.1)	(0.9)	(40.2)
Loss from continuing operations	$(68.3)	$0.2	$(68.5)	$(73.1)	$(0.2)	$(1.5)	$(71.4)
Basic loss per share from continuing operations	$(1.11)	$0.01	$(1.12)	$(1.20)	$(0.01)	$(0.02)	$(1.17)
Diluted loss per share from continuing operations	$(1.11)	$0.01	$(1.12)	$(1.20)	$(0.01)	$(0.02)	$(1.17)
Common shares used in basic loss per share calculation	61.4	61.4	61.4	60.9	60.9	60.9	60.9
Common shares and potential common shares used in diluted loss per share calculation	61.4	61.4	61.4	60.9	60.9	60.9	60.9
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(68.3)			$(73.1)
Income tax benefit from continuing operations	(36.8)			(41.2)
Income (loss) from discontinued operations, net of tax	0.6			(0.8)
Income tax expense (benefit) from discontinued operations	0.3			(0.4)
Interest expense	13.2			15.3
Depreciation	13.6			12.9
Amortization (including Roundup)	2.7			2.7
Impairment, restructuring and other	(0.4)			—
Mark-to-market adjustments on derivatives	(0.3)			0.2
Adjusted EBITDA	$(75.4)			$(84.4)

Note: See accompanying footnotes on page 8.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, loss from discontinued operations and net loss by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing loss from continuing operations, income (loss) from discontinued operations and net loss by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period. Since there is a loss for the three months ended December 29, 2012 and December 31, 2011, potentially dilutive securities were not included in the calculations for those periods because to do so would have been anti-dilutive.

(3)
In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for all periods presented to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted loss from continuing operations and adjusted diluted loss per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net loss before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at December 29, 2012) and an interest coverage ratio (minimum of 3.50 for the twelve months ended December 29, 2012). The Company was in compliance with the terms of all debt covenants at December 29, 2012.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.